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Exhibit No. 10(J)

                           THE PROGRESSIVE CORPORATION
                            2004 EXECUTIVE BONUS PLAN

1. The Progressive Corporation and its subsidiaries ("Progressive") have designed an executive compensation program consisting of three components: salary, annual bonus and equity-based incentives. These components have been structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interest of shareholders. The annual bonus component of this program is performance-based and focuses on current results.

2. The 2004 Executive Bonus Plan (the "Plan") provides, in whole or in part, the annual bonus component of Progressive's executive compensation program for Plan participants. The Plan shall be administered by or under the direction of the Compensation Committee (the "Committee") of the Board of Directors of The Progressive Corporation. Executive officers of Progressive may be selected by the Committee to participate in the Plan for one or more Plan years. Plan participants may also be eligible to participate in other Progressive bonus or gainsharing plans, as determined by the Committee. Plan years shall coincide with Progressive's fiscal years.

3. Subject to the following sentence, the amount of the annual bonus earned by any participant under the Plan for any Plan year ("Annual Bonus") will be determined by application of the following formula:

       Annual Bonus = Paid Salary x Target Percentage x Performance Factor

         The Annual Bonus payable to any participant with respect to any Plan year shall not exceed $5,000,000.00.

4. The salary rate of each Plan participant for any Plan year shall be established by the Committee no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, "salary" and "Paid Salary" shall include regular, used Earned Time Benefit, sick, holiday and funeral pay received by the participant during the Plan year for work or services performed by the participant as an officer or employee of Progressive, but shall not include any (a) short-term or long-term disability payments, (b) lump sum merit adjustments, (c) discretionary or other bonus or incentive payments, (d) unused Earned Time Benefit, or (e) the earnings replacement component of any worker's compensation award.

5. The Target Percentages for the participants in the Plan shall be determined by the Committee, but will not exceed 200% for any participant. Target Percentages may vary among Plan participants and may be changed from year to year by the Committee.

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6.       The Performance Factor

         A.       General

                  The Performance Factor shall consist of one or more of the following components: a Core Business Profitability and Growth Component, one or more Business Segment Performance Components, a Cost Structure Improvement Component and an Investment Performance Component (the "Bonus Components" or "Components"). An appropriate combination of Bonus Components will be designated for each participant, and the designated Bonus Components will be weighted, based on such participant's assigned responsibilities, as determined by the Committee.

                  The relative weighting of the Bonus Components may vary among Plan participants and may be changed from year to year by the Committee.

                  For purposes of computing the amount of the Annual Bonus for any Plan year, a Performance Score will be calculated for each of the designated Bonus Components, based on the performance of the business(es), product(s) or function(s) being measured by that Component, as described below. The Performance Score will equal 1.0 if specified performance goals are met, and can vary from 0 to 2.0, based on actual performance versus the pre-established objectives. The Performance Score achieved for each of the designated Bonus Components will then be multiplied by the applicable weighting factor to produce a Weighted Performance Score for that Component. The sum of the Weighted Performance Scores for the applicable Bonus Components will equal the Performance Factor, which can likewise vary from 0 to 2.0. The Performance Factor cannot exceed 2.0, regardless of results.

                  Actual performance results achieved for any Plan year, which will be used to calculate the Performance Score achieved for each of the applicable Bonus Components, must be certified by the Committee prior to payment of the Annual Bonus.

         B.       Core Business Profitability and Growth Component

                  The Core Business Profitability and Growth Component measures the overall operating performance of Progressive's Core Business for the Plan year for which an Annual Bonus payment is to be made. The Core Business will consist of the Agency Business Segment, the Direct Business Segment, the Commercial Auto Business Segment and/or such other Business Segment(s) (as defined below), if any, as shall be designated and defined by the Committee for the Plan year. The Performance Score for this Component is based on weighted operating performance results for each of the Business Segments included in the Core Business (the "Core Business Segments"). Each Plan year, a separate

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                  Performance Matrix for each Core Business Segment will be
                  established by or under the direction of the Committee. Each such Performance Matrix will assign a Performance Score to various combinations of profitability and growth outcomes for the applicable Business Segment, based on the following criteria:

                  - profitability will be measured by one of the following, as designated by the Committee: combined ratio, weighted combined ratio, variation in combined ratio from a targeted combined ratio, return on equity or return on revenue; and

                  - growth will be measured by changes in one of the following, as designated by the Committee: net earned premium, net written premium or lifetime earned premium (i.e., the amount of earned premium expected to be generated over time with respect to policies written during a Plan year, including any subsequent renewals thereof, as determined by a formula approved by the Committee).

                  Profitability and growth will be separately determined for each of the Core Business Segments, using the performance criteria designated by the Committee for the Plan year, and will then be matched using the applicable Performance Matrix, to determine a Performance Score for each Core Business Segment.

                  The resulting Performance Scores for each Core Business Segment will then be multiplied by a weighting factor (based on the percentage of net earned premiums generated by such Core Business Segment during the Plan year or such other factor(s) as shall be approved by the Committee), the weighted Performance Scores will be combined and the sum of the weighted Performance Scores will be the Performance Score for the Core Business Profitability and Growth Component.

         C.       Business Segment Performance Component

                  The Business Segment Performance Component measures the performance of one or more designated Business Segments (as defined below) in terms of any one or more of the following criteria selected by the Committee:

                  - profitability -- measured by the combined ratio, weighted combined ratio, variation in combined ratio from a targeted combined ratio, return on equity or return on revenue;

                  - growth -- measured by changes in net written premium, net earned premium or lifetime earned premium, as described above; or

                  - operating effectiveness -- measured by systems availability or timeliness of response.

                  A Business Segment may consist of a distribution channel, business unit, product, class or type of business (e.g., designated types of policies written in a distribution

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                  channel or by a business unit), function, process or other business category, such as new or renewal business.

                  The Committee may designate one or more Business Segment Performance Components for an individual Plan participant for any Plan year and, for each such Component, will determine the applicable criteria by which performance will be measured, the goals to be achieved and the Performance Scores that will result from various levels of performance, and the relative weighting thereof. The applicable performance criteria, related goals and resulting Performance Scores may be set forth in a Business Segment Performance Matrix or other format approved by the Committee. Business Segment Performance Components, performance criteria, goals, resulting Performance Scores and relative weightings may vary among participants and may be changed from year to year by the Committee.

         D.       Cost Structure Improvement Component

                  The Cost Structure Improvement Component measures success in achieving cost structure improvement for the Core Business, as a whole, or for an assigned Business Segment, if applicable. Results are reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement is measured by comparing the sum of the GAAP Underwriting Expense Ratio ("Underwriting Expense Ratio") and Loss Adjustment Expense Ratio ("LAE Ratio") achieved for the Plan year (collectively, "Actual Expense Ratio") against defined expense objectives for that year, as established by or under the direction of the Committee ("Target Expense Ratio"). The Target Expense Ratio, including its individual components, may vary by Business Segment and/or for the Core Business as a whole, and may be changed from year to year by or under the direction of the Committee.

                  The Cost Structure Improvement Score will be computed in accordance with the following formula:

    Cost Structure Improvement = 1 + [Target Expense Ratio-Actual Expense Ratio]
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                  Score                                   3

         E.       Investment Performance Component

                  The Investment Performance Component compares the investment performance of individual segments of Progressive's investment portfolio ("Portfolio Segments") against the performance of selected groups of comparable investment funds, indexes or other benchmarks ("Investment Benchmarks") over such period or periods as shall be determined by the Committee. Such Investment Benchmarks may be risk-adjusted in accordance with such formula or other method as may be determined by the Committee. Investment results are marked

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                  to market in order to calculate total return, which is then compared against the designated Investment Benchmarks to produce a Performance Score, pursuant to a formula or other criteria determined by the Committee, for each Portfolio Segment.

                  The applicable Portfolio Segments will be identified, and the related Investment Benchmarks will be determined, by the Committee and may be changed from year to year by the Committee.

                  In the event that any participant's Annual Bonus is to be determined by the performance of two or more Portfolio Segments, the Performance Scores for each of the Portfolio Segments will be weighted, based on the average amounts invested from time to time in each of such Portfolio Segments during the Plan year, and the weighted Performance Scores for the applicable Portfolio Segments will be then combined to produce the Investment Performance Score. Investment expense is not included in determining investment performance vs. benchmark.

7. The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than March 15 of the immediately following year. The provisions of this Paragraph shall be subject to Paragraph 8 hereof.

         Any Plan participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or a portion of the Annual Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

8. Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by Progressive on the date designated for payment thereof ("Qualification Date"); provided, however, that if any participant who is employed by Progressive on the last day of any Plan year shall die at any time between the end of such Plan year and the Qualification Date, his or her estate shall be entitled to receive the Annual Bonus that would have been payable to such deceased participant had he or she lived until and been employed by Progressive on the Qualification Date.

         Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Bonus payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above and based on the amount of Paid Earnings received by such participant during the Plan year.

         Annual Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

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9.       The right to any of the Annual Bonuses hereunder may not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

10. The Plan will be administered by or under the direction of the Committee. The Committee will have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it, from time to time, in its sole discretion deems advisable.

         The Committee will have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations will be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination may be relied on as a precedent for any similar action or decision.

         The Plan will be administered by the Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (the "Code").

11. The Plan is subject to approval by the holders of The Progressive Corporation's Common Shares, $1.00 par value ("shareholders") in accordance with the requirements of Section 162(m) of the Code and no Annual Bonus will be paid hereunder unless the Plan has been so approved.

12. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion; provided that the Committee may not increase the amount of compensation payable hereunder to any participant above the amount that would otherwise be payable upon attainment of the applicable performance goals, or accelerate the payment of any portion of the Annual Bonus due to any participant under the Plan without discounting the amount of such payment in accordance with Section 162(m) of the Code, and further provided that any amendment or revision of the Plan required to be approved by shareholders pursuant to Section 162(m) of the Code will not be effective until approved by The Progressive Corporation's shareholders in accordance with the requirements of
         Section 162(m).

13. The Plan will be unfunded and all payments due under the Plan will be made from Progressive's general assets.

14. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, positions, duties or compensation.

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15.      Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

16. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable or due to any participant from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 1999 Executive Bonus Plan, as heretofore in effect (the "Prior Plan"), which is and shall be deemed to be terminated as of December 27, 2003 (the "Termination Date"); provided, that any bonuses or other sums earned under the Prior Plan with respect to any period ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

17. This Plan is adopted and, subject to the provisions of Paragraph 11 hereof, is to be effective, as of December 28, 2003, which is the commencement of Progressive's 2004 fiscal year. Subject to the provisions of Paragraph 11, this Plan shall be effective for the 2004 Plan year (which coincides with Progressive's 2004 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.

18. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.

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